Exhibit 3.18

AMENDED AND RESTATED BYLAWS

of

SAMSON RESOURCES CORPORATION

(hereinafter, the “Corporation”)

(As of August 1, 2012)

ARTICLE I

MEETING OF STOCKHOLDERS

Section 1. Place of Meeting and Notice. Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may determine.

Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 10% of the capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

Section 3. Notice. Except as otherwise provided by law, at least ten (10) and not more than sixty (60) days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

Section 4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5. Voting. Except as otherwise provided by law and the Certificate of Incorporation of the Corporation, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock.

Section 6. Action by Consent. Subject to the Stockholders’ Agreement, to be dated as of December 21, 2011 (the “Stockholders’ Agreement”), among the Corporation, Samson Aggregator L.P., JD Rockies Resources Limited and ITOCHU Corporation (solely for purposes of Section 6.5 thereof), any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent shall be given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that consents given by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE II

DIRECTORS

Section 1. Number, Election and Removal of Directors. Subject to the Stockholders’ Agreement, the number of directors that shall constitute the Board of Directors shall be not less than one nor more than twelve. The number of directors shall be determined in accordance with the Certificate of Incorporation of the Corporation and the Stockholders’ Agreement. Subject to the Stockholders’ Agreement, the directors shall be elected by the stockholders at their annual meeting. Subject to the Stockholders’ Agreement (including Section 2.1 thereof), vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by the stockholders. A director may be removed with or without cause by the stockholders, subject to the Stockholders’ Agreement.

Section 2. Meetings. Regular meetings of the Board of Directors shall be held at least quarterly at such times and at such places as may from time to time be fixed by the Board of Directors (or the chairman thereof) on at least ten (10) business days’ notice to each director. Subject to the Stockholders’ Agreement, special meetings of the Board of Directors may be held at any time upon the call of directors holding at least two votes on the Board of Directors out of the total number of votes held by all directors on not less than (x) three (3) business days’ notice to each other director if such meeting is requested in the applicable notice to be an in-person meeting of the Board of Directors or (y) one (1) business day’s notice to each other director if such meeting is requested in the applicable notice to be a telephonic meeting of the Board of Directors. Notice of any meeting of the Board of Directors may be delivered to each director either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of any meeting of the Board of Directors need not be given to any director if a written waiver of notice, executed by such director before or after the meeting, is filed with the records of the meeting, or if any director who attends the meeting without protesting the lack of notice prior thereto or at its commencement. Each notice of a meeting of the Board of Directors shall state the purposes of the meeting and whether such meeting is requested to be an in-person meeting or a telephonic meeting. Notwithstanding whether a meeting of the Board of Directors is requested to be an in-person meeting, directors of the Board of Directors may participate in any meeting of the Board of Directors by means of conference telephone, video conference or similar equipment by means of which all persons participating in such meeting can hear and speak to each other, and such participation shall constitute presence in person at the meeting.

Section 3. Quorum. At all duly called meetings of the Board of Directors, directors holding a majority of the total number of votes on the Board of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present, subject to the Stockholders’

Agreement. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these bylaws or the Stockholders’ Agreement (including Section 2.4(b) thereof), the act of the directors holding a majority of the total number of votes on the Board of Directors (taking into account the right of a director to vote on behalf of another director or an undesignated director as provided in the Certificate of Incorporation of the Corporation) shall be the act of the Board of Directors. No action may be taken by the Board of Directors without the consent of directors holding a majority of the total number of votes on the Board of Directors (taking into account the right of a director to vote on behalf of another director or an undesignated director as in the Certificate of Incorporation of the Corporation). Any instrument or writing executed on behalf of the Corporation shall be valid and binding on the Corporation when authorized by the Board of Directors in accordance with these bylaws, the Stockholders’ Agreement and the Certificate of Incorporation of the Corporation.

Section 4. Committees of Directors. The Board of Directors shall establish an Executive Committee, an Audit Committee, a Compensation Committee and any other committee of the Board of Directors (subject to the Stockholders’ Agreement) as is approved by the Board of Directors, the power and authority of each such committee to be determined from time to time by the Board of Directors.

Section 5. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting and without a vote, if a consent or consents in writing (including by facsimile and email), setting forth the action so taken, shall be signed by all of the directors (provided, that for such purposes an electronic signature shall be valid).

Section 6. Issuance of Shares. Subject to any limitations set forth in the Stockholders’ Agreement, the Board of Directors may create and issue such additional classes or series of shares, having such designations, preferences, participating or other special rights, powers and duties as the Board of Directors shall determine.

ARTICLE III

OFFICERS

The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV

INDEMNIFICATION

To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE V

GENERAL PROVISIONS

Section 1. Notices. Except as otherwise set forth herein, whenever any statute, the Certificate of Incorporation of the Corporation or these bylaws require notice to be given to any director or stockholder, such notice may be given in writing by mail, addressed to such director or stockholder at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to Directors may also be given by facsimile or telegram. Notice to directors may also be given personally or by telegram, telecopier, telephone or other means of electronic transmission. Whenever any notice is required by law, the Certificate of Incorporation of the Corporation or these bylaws, to be given to any director or stockholder, a waiver thereof, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be January 1st through December 31st.

Section 3. Conflicts. If there is a conflict between the Stockholders’ Agreement and these bylaws, the Stockholders’ Agreement shall govern and control.

Section 4. Amendments. Subject to the Stockholders’ Agreement, these bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted, by the majority vote of the Board of Directors.

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